Contact:   Edward F. Seserko

    President and CEO
    (412) 681-8400

     For Immediate Release
     April 15, 2014

EUREKA FINANCIAL CORP. ANNOUNCES EARNINGS
FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 2014

Pittsburgh, Pennsylvania – Eureka Financial Corp., (the “Company”), the parent holding company for Eureka Bank (the “Bank”), Pittsburgh, Pennsylvania, today announced earnings for the three and six months ended March 31, 2014.  For the three months ended March 31, 2014, the Company reported net income of $346,000, or $0.29 diluted earnings per share, as compared to net income of $341,000, or $0.28 diluted earnings per share, for the three months ended March 31, 2013.  For the six months ended March 31, 2014, the Company reported net income of $712,000, or $0.60 diluted earnings per share, as compared to net income of $674,000, or $0.54 diluted earnings per share, for the six months ended March 31, 2013.

The Bank, founded in 1886, is a federally chartered stock savings bank and operates two offices in Pittsburgh.  The Company’s common stock trades in the over-the-counter market under the symbol “EKFC.”

The foregoing material may contain forward-looking statements concerning the financial condition, results of operations and business of the Company.  We caution that such statements are subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

EUREKA FINANCIAL CORPORATION
Selected Financial Data
(Dollars in thousands except per share data)

	(Unaudited)
	March 31,	September 30,
	2014	2013
Total assets	$145,473	$140,950
Cash and investments	17,926	16,495
Loans receivable, net	124,649	121,446
Allowance for loan losses	(1,324)	(1,299)
Deposits	116,540	117,457
Total liabilities	122,950	118,964
Stockholders' equity	$22,523	$21,986

Nonaccrual loans	$891	$866
Repossessed assets	0	0
Total nonperforming assets	$891	$866

Allowance for loan losses to loans receivable, net	1.06%	1.07%
Nonperforming loans to net loans	0.71%	0.71%
Nonperforming assets to total assets	0.61%	0.61%
Book value per share	$18.05	$17.51
Number of common shares outstanding	1,247,470	1,255,819

	(Unaudited) Three Months Ended March 31,		(Unaudited) Six Months Ended March 31,
	2014	2013	2014	2013

Interest income	$1,685	$1,695	$3,362	$3,378
Interest expense	212	293	454	605
Net interest income	1,473	1,402	2,908	2,773
Provision for loan losses	15	42	25	82

Net interest income after provision for loan losses	1,458	1,360	2,883	2,691
Noninterest income	16	17	41	53
Noninterest expense	939	863	1,818	1,724

Income before income taxes	535	514	1,106	1,020
Income tax expense	189	173	394	346

Net income	$346	$341	$712	$674